                                                                      Exhibit 11

                         ITT EDUCATIONAL SERVICES, INC.
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                2001         2000         1999
                                              --------     --------     --------
Net income                                    $ 33,714     $ 24,709     $ 23,528
                                              ========     ========     ========

Shares:
   Weighted average number of shares
      of common stock outstanding               23,604       24,018       25,235

Shares assumed issued
   (less shares assumed purchased
   for treasury) on stock options                  504          167          145
                                              --------     --------     --------

Outstanding shares for diluted
   earnings per share calculation               24,108       24,185       25,380
                                              ========     ========     ========

Earnings per common share:
     Basic                                    $   1.43     $   1.03     $   0.93
     Diluted                                  $   1.40     $   1.02     $   0.93